As filed with the Securities and Exchange Commission on March 16, 2007
Registration No. 333-137386

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
TO
Form S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

COCONUT PALM ACQUISITION CORP.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	6770	20-2763411
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification Number)

595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
(561) 955-7300
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

Richard C. Rochon
Chairman and Chief Executive Officer
595 South Federal Highway, Suite 500
Boca Raton, Florida 33432
Phone: (561) 955-7300
(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent For Service)

With Copy To:
Stephen K. Roddenberry, Esq.
Akerman Senterfitt
One S.E. Third Avenue, Suite 2800
Miami, Florida 33131
Phone: (305) 374-5600
Fax: (305) 374-5095

    Approximate date of commencement of proposed sale of the securities to the public: as soon as practicable after the effective date of this registration statement.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:   ☐
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐
    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

Calculation of Registration Fee

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering Price	Aggregate	Registration
Securities to be Registered	to be Registered	Per Share(1)	Offering Price(1)	Fee

Common Stock, par value $0.0001 per share	26,720,055 (2)	$5.34	$142,685,093.70	$15,267.31*

Series A Convertible Non-voting Preferred Stock, par value $0.0001 per share	1,736,746	$5.34	$9,274,223.64	$992.34*

Common Stock, par value $0.0001 per share(3)	1,736,746	$5.34	$9,274,223.64	$992.34*

Options to purchase shares of Common Stock, par value $0.0001 per share(4)	3,274,853	$5.47	17,913,445.91	$549.94	(4)**

Common Stock, par value $0.0001 per share(5)	3,274,853	$5.34	$17,487,715.02	$1,871.19*

Total Amount of Registration Fee				$19,673.12

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f)(1) and (3) and Rule 457(c) of the Securities Act of 1933, calculated based on the market value of the registrant’s common stock to be issued in the merger, as established by the average of the bid and ask price for the registrant’s common stock on September 12, 2006 on the Over-the-Counter Bulletin Board, which was $5.34.

(2)	Represents a bona fide estimate of the maximum number of shares of common stock, par value $0.0001 per share, that may be issued in connection with the merger described herein.

(3)	Represents shares issuable upon conversion by holders of the registrant’s Series A convertible non-voting preferred stock, pursuant to a Certificate of Designation for the Series A convertible non-voting preferred stock.

(4)	Represents stock options into which outstanding Equity Broadcasting Corporation stock options will be converted in connection with the merger described herein.

(5)	Represents shares issuable upon the conversion by the holders of Equity Broadcasting Corporation common stock options into shares of the registrant’s common stock.

*	Previously paid with Registration Statement filed September 15, 2006.

**	Previously paid with Amendment No. 4 to Registration Statement filed March 15, 2007.

    The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note
      This Amendment No. 5 to Registration Statement on Form S-4 is filed by the Registrant to include the schedules to Exhibits 10.21 — 10.26 filed with the Amendment No. 4 to Registration Statement on Form S-4. The Proxy Statement -Prospectus contained in Amendment No. 4, filed on March 15, 2007, has not been changed and accordingly has not been re-filed as part of this Amendment No. 5.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.	INDEMNIFICATION OF OFFICERS AND DIRECTORS
      Section 145(a) of the Delaware General Corporate Law (“DGCL”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.
      Section 145(b) of the DGCL provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of any other enterprise, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
      Section 145(g) of the DGCL provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person’s status as such, regardless of whether the corporation would have the power to indemnify the person against such liability under the provisions of the law.
      Coconut Palm’s certificate of incorporation limits the liability of its directors to the fullest extent permitted by Delaware law. Coconut Palm has obtained director and officer liability insurance to cover liabilities of its directors and officers that may occur in connection with their services to Coconut Palm, including matters arising under the Securities Act of 1933, as amended. Coconut Palm’s certificate of incorporation and bylaws also provide that we will indemnify and advance expenses to, to the fullest extent permitted by the DGCL, any of our directors and officers, against any and all costs, expenses or liabilities incurred by them by reason of having been a director or officer.
      The foregoing is only a general summary of certain aspects of Delaware law and Coconut Palm’s certificate of incorporation and bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and bylaws of the registrant.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a)	Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated April 7, 2006, by and among the Registrant, Equity Broadcasting Corporation and certain shareholders of Equity Broadcasting Corporation (incorporated by reference to Form 8-K filed on April 13, 2006)
2.2	First Amendment to Agreement and Plan of Merger, dated May 5, 2006, between the Registrant and Equity Broadcasting Corporation and Major EBC Shareholders (see Exhibit 10.16)
2.3	Form of Second Amendment to Agreement and Plan of Merger, dated as of September 14, 2006, between the Registrant, Equity Broadcasting Corporation and Major EBC Shareholders (incorporated by reference to Form 8-K filed on September 20, 2006)
3.1	Certificate of Incorporation.*
3.2	By-laws.*
4.1	Specimen Unit Certificate.*
4.2	Specimen Common Stock Certificate.*
4.3	Specimen Warrant Certificate.*
4.4	Form of Unit Purchase Option to be granted to Representative.*
4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
4.6	Warrant Clarification Agreement, dated August 17, 2006, between Continental Stock Transfer & Trust Company and the Registrant.***
4.7	Amended and Restated Warrant Clarification Agreement, dated January 17, 2007, between Continental Stock Transfer & Trust Company and the Registrant.****
4.8	Unit Purchase Option Clarification Agreement, dated January 17, 2007, among the Registrant, Morgan Joseph & Co., Inc. EarlyBirdCapital, Inc., David Nussbaum, and Steven Levine****
5.1	Opinion of Akerman Senterfitt.††
10.1	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and RPCP Investments, LLLP.*
10.2	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Richard C. Rochon.*
10.3	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Stephen J. Ruzika*
10.4	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Jack I. Ruff*
10.5	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Mario B. Ferrari *
10.6	Letter Agreement among the Registrant, Morgan Joseph & Co. Inc., EarlyBirdCapital, Inc. and Robert C. Farenhem.*
10.7	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant.*
10.8	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and Existing Stockholder.*
10.9	Promissory Note, dated as of May 10, 2005, issued to Royal Palm Capital Management, LLLP.*
10.10	Form of Registration Rights Agreement among the Registrant and the Investors.*

Exhibit No.	Description

10.11	Warrant Purchase Agreement dated May 18, 2005 among Morgan Joseph & Co. Inc. and each of Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem.*
10.12	Form of Letter Agreement between Royal Palm Capital Management, LLLP and Registrant regarding administrative support.*
10.13	Letter agreement dated August 2, 2005, from each of RPCP Investments, LLLP, Richard C. Rochon, Stephen J. Ruzika, Jack I. Ruff, Mario B. Ferrari and Robert C. Farenhem to the Registrant.*
10.15	Form of Voting Agreement and Proxy by and between the Registrant and certain shareholders of Equity Broadcasting Corporation**
10.16	First Amendment to Agreement and Plan of Merger, dated May 5, 2006, between the Registrant, Equity Broadcasting Corporation and Major EBC Shareholders.***
10.17	Engagement Letter, dated March 3, 2006, between Morgan Joseph & Co. Inc. and the Registrant.***
10.18	Agreement to File Schedules, dated November 29, 2006 by the Registrant.*****
10.19	Form of Management Services Agreement by and between the Registrant and Royal Palm Capital Management, LLLP (attached hereto as Annex G).
10.20	Asset Purchase Agreement, dated as of April 7, 2006, by and among Logan 12, Inc., Prime Broadcasting, Inc. and Equity Broadcasing Corporation.††
10.21	Second Amended and Restated Credit Agreement, dated as of June 29, 2004, by and among Equity Broadcasting Corporation, its Subsidiaries, and such other Equity Broadcasting Corporation affiliates, as borrowers, and SPCP Group, LLC, SPCP Group III LLC, Wells Fargo Foothill, Inc., and other lenders from time to time parties hereto, Silver Point Finance, LLC, as administrative agent, and Wells Fargo Foothill, Inc, as collateral agent.†
10.22	First Amendment to Second Amended and Restated Credit Agreement, dated June 29, 2004.†
10.23	Second Amendment to Second Amended and Restated Credit Agreement, dated July 25, 2005.†
10.24	Third Amendment to Second Amended and Restated Credit Agreement, dated December 23, 2005.†
10.25	Fourth Amendment to Second Amended and Restated Credit Agreement, dated March 31, 2006.†
10.26	Fifth Amendment to Second Amended and Restated Credit Agreement, dated December, 2006.†
21.1	List of Subsidiaries of Equity Broadcasting Corporation.††
23.1	Consent of Eisner, LLP.††
23.2	Consent of Moore Stephens Frost, PLC††
23.3	Consent of Akerman Senterfitt (included in Exhibit 5.1.)
24.1	Power of Attorney (included on signature page of this Registration Statement)
99.1	Proxy Card for Special Meeting******

*	Incorporated by reference to the exhibits of the same number filed with the Registrant’s Registration Statement on Form S-1 or amendments thereto (File No. 333-125105).

**	Incorporated by reference to Current Report on Form 8-K dated April 7, 2006 and filed on April 13, 2006.

***	Incorporated by reference to Quarterly Report on Form 10-Q for the quarter ended June 30, 2006 and filed on August 18, 2006.

****	Incorporated by reference to Current Report on Form 8-K filed on January 23, 2007.

*****	Incorporated by reference to Amendment No. 1 to Form S-4 filed on December 1, 2006.

******	Incorporated by reference to Amendment No. 3 to Form S-4 filed on February 28, 2007.

†	Filed herewith.

††	Incorporated by reference to Amendment No. 4 to Form S-4 filed on March 15, 2007.

      (b) Financial Statement Schedule(s):

All schedules are omitted for the reason that the information is included in the financial statements or the notes thereto or that they are not required or are not applicable.

ITEM 22.	UNDERTAKINGS
      The undersigned Registrant hereby undertakes:

•	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

•	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•	that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

•	to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request;

•	to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

•	that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form; and

•	that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Boca Raton, State of Florida, on March 16, 2007.

COCONUT PALM ACQUISITION CORP.

By:	/s/ Richard C. Rochon

______________________________________ Richard C. Rochon
Chairman of the Board and
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/ Richard C. Rochon Richard C. Rochon		Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	March 16, 2007

* Robert C. Farenhem		Chief Financial Officer (Principal Financial and Accounting Officer), Secretary and Director	March 16, 2007

* Stephen J. Ruzika		Vice President and Director	March 16, 2007

* Jack I. Ruff		Vice President and Director	March 16, 2007

* Mario B. Ferrari		Vice President and Director	March 16, 2007

*By:	/s/ Richard C. Rochon Richard C. Rochon Attorney in Fact